UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/03/2008

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24630

Iowa	42-1206172
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)

319-356-5800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.    Changes in Control of Registrant

(d)        On May 29, 2008, the Company's board of directors elected Sally Mason, the President of the University of Iowa, to fill the vacancy on the Company's board of directors that was created by the resignation of Donna M. Katen-Bahensky on April 8, 2008. Ms. Mason's term as a director of the Company will commence following the Company's annual meeting of shareholders scheduled for June 18, 2008, and she has been elected to the class of directors whose term will expire at the Company's 2011 annual meeting. The committee or committees on which Ms. Mason will serve has not yet been determined by the board of directors.
Subject to the approval of the Compensation Committee and in connection with her appointment, it is expected that Ms. Mason will receive a grant of 500 restricted stock units upon the commencement of her term. The vesting for such restricted stock units will be in four equal annual installments.
There are no family relationships between Ms. Mason and any of our directors or executive officers. There is no arrangement or understanding between Ms. Mason and any other person pursuant to which she was selected as a director, nor are we aware, after inquiry of Ms. Mason, of any related-person transaction or series of transactions required to be disclosed under Item 404(a) of Regulation S-X promulgated under the Securities Exchange Act of 1934.
A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
99.1        Press Release dated May 30, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Date: June 03, 2008	By:	/s/ David A. Meinert
David A. Meinert
Executive Vice President, CFO & Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated May 30, 2008